Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE SALES AND EARNINGS INCREASE IN SECOND QUARTER FISCAL 2005

Second quarter net sales up 4% with sales growth in four out of five lines of business

Diluted earnings per share of $.41 for the second quarter

CHICAGO (Jan. 25, 2005) – Sara Lee Corporation today announced that net sales for the second quarter of fiscal 2005, ending Jan. 1, 2005, were $5.2 billion, up 4% compared to $5.0 billion in the prior year’s quarter. For the first six months of fiscal 2005, sales were $10.1 billion, up 4% over the same period a year ago. During the second quarter and year-to-date period, sales benefited from higher net selling prices in Meats and Beverage, higher unit volumes in Branded Apparel and favorable foreign currency exchange rates.

Diluted earnings per share (EPS) were $.41 for the second quarter of fiscal 2005, compared to $.39 for the year-ago period, up 5%. For the first half of fiscal 2005, diluted EPS were $.85, versus $.68 in fiscal 2004, up 25%.

Bakery and Branded Apparel generated double-digit increases in operating segment income for both the second quarter and first half of fiscal 2005 compared to last year’s periods. Beverage operating segment income was lower in the second quarter, primarily as a result of investment in Senseo, but year-to-date was even with last year, while Household Products operating segment income was down slightly in the second quarter, but higher for the first half. Operating segment income for Meats was significantly lower in the second quarter and first half of fiscal 2005, primarily due to the negative impact of higher raw material costs.

Cash flow from operations for the second quarter of fiscal 2005 was $731 million, resulting in a total for the first six months of $803 million. Cash flow improved in the second quarter driven by better working capital management, particularly in inventories and accounts receivable.

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The company’s Brand Segmentation Strategy continued to be a valuable tool for focusing resources, including media advertising and promotion (MAP) spending, on the brands with the greatest growth potential. In the first six months of fiscal 2005, combined net sales of the company’s nine Strategic Investment brands grew 14% compared to the year-ago period.

MAP spending for the corporation increased 3% in the second quarter, with media advertising up 12% and promotion and other advertising down 7%. Year-to-date, total MAP spending was 1% lower, however, MAP spending for the Strategic Investment brands increased 18% in the first half, driven by a 30% increase in media advertising for these brands. An update on the results of the Brand Segmentation Strategy for the first half of fiscal 2005 is included at the end of this release.

Corporate unit volumes decreased 2% during the second quarter of fiscal 2005, primarily due to lower volumes from higher net selling prices and a shift to value-added products in Meats; planned exits from unprofitable non-core businesses and softness in regional white breads in Bakery; and soft unit volumes in Beverage. Year-to-date corporate unit volumes also decreased 2%.

“Despite retail pricing pressure in Europe and challenging commodity costs, Sara Lee delivered earnings per share in line with our expectations for the quarter. Operating segment income rose in our Bakery and Branded Apparel businesses, but was offset by softness in the other lines of business,” said C. Steven McMillan, chairman and chief executive officer of Sara Lee Corporation.

“Results for our Beverage and Household Products businesses were negatively affected by price wars among retailers and weak consumer spending in Europe, the primary market for both businesses. And, our Meats business continued to face extraordinarily high commodity prices, particularly in the United States. We expect these conditions to continue in the second half of the year, which has led us to reduce our earnings guidance for fiscal 2005 to a range of $1.46 to $1.56.

“Our Brand Segmentation Strategy is delivering solid results, including a 14% increase in our Strategic Investment brand sales in the first half of the year, highlighted by very strong results for Senseo, Sara Lee, Champion and Jimmy Dean. Despite a challenging environment, we continue to provide strong support for our Strategic Investment brands and market opportunities.

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“In regard to portfolio management, we continue to divest a number of smaller brands and businesses in our Household Products and Meats businesses. In addition, we have completed our strategic review of the European apparel business and have decided to formally explore the option of selling that business,” added McMillan.

Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures.

MEATS

Second Quarter Highlights

•	Higher net selling prices, the strength of the euro and product mix improvements led to increased sales

•	Global unit volumes were lower due to a continuing shift to value-added products and ongoing pressure from higher net selling prices

•	Operating segment income declined due to lower unit volumes and higher commodity costs

•	MAP spending increased 7%

	Second Quarter		Change		Six Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$1,119	$1,083	$36	3.3%	$2,159	$2,078	$81	3.9%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(26)	$26		$—	$(45)	$45

Operating segment income	$85	$115	$(30)	(25.8)%	$147	$216	$(69)	(31.9)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(6)	$6
Exit activities and business dispositions	5	—	5		5	5	—

Unit volume change vs. 2004

	Second Quarter 2005	Six Months 2005
Global unit volume	(5)%	(5)%
U.S.	(5)%	(4)%
Europe	0%	(1)%
Mexico	(14)%	(10)%

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Retail

•	Higher net selling prices and the continued success of new products under the Jimmy Dean and Hillshire Farm brands drove the second quarter retail sales increases in the United States.

•	Raw material cost increases for pork, beef and poultry continued to drive lower operating profits in the second quarter. Investment in infrastructure, including a sales force reorganization and supply chain efficiency initiatives, also put pressure on profits in the quarter.

•	New distribution and increased volume in existing stores drove sales for Jimmy Dean frozen breakfast items and Hillshire Farm Deli Select Ultra Thin deli-style meats, including Combos – sliced meat and cheese in a re-usable Gladware container. The strong performance of these new products partially offset the declines in unit volumes of hot dogs, smoked sausage and breakfast sausage that resulted from higher average net selling prices.

•	Lean enterprise initiatives, focused initially on manufacturing but now on the entire Meats organization, continued to deliver substantial incremental savings throughout the United States and Europe. Mexico is currently implementing the program.

•	Higher net selling prices, driven by high raw material costs, also led to decreased volumes in the Mexican business and flat volumes in the European business in the second quarter. In Mexico, aggressive competitive pricing led to a unit volume decrease in the supermarket channel.

Foodservice

•	Foodservice sales decreased in the second quarter on lower unit volumes, primarily due to lower national account sales.

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BAKERY

Second Quarter Highlights

•	Net sales declined in part due to exit of unprofitable businesses and earlier timing of frozen pie sales, partially offset by the strengthening of the euro

•	Sara Lee brand sales increased nearly 25%

•	Unit volumes decreased, due in part to planned business exits

•	Operating segment income rose significantly as a result of lower benefits costs, mix improvement, exit of unprofitable businesses and efficiency improvements

•	MAP spending was up 3%

	Second Quarter		Change		Six Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$848	$871	$(23)	(2.6)%	$1,691	$1,707	$(16)	(0.9)%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(16)	$16		$—	$(30)	$30

Operating segment income	$65	$55	$10	18.9%	$129	$95	$34	35.9%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(3)	$3
Exit activities and business dispositions	1	3	(2)		1	—	1
Accelerated depreciation	(3)	(1)	(2)		(11)	(2)	(9)
Retiree medical curtailment gain	10	—	10		26	—	26

Unit volume change vs. 2004

	Second Quarter 2005	Six Months 2005
Global unit volume	(8)%	(6)%
Fresh baked goods	(9)%	(8)%
Refrigerated dough	0%	2%
Frozen baked goods	(10)%	(2)%

Fresh Baked Goods

•	Recent product introductions, such as Sara Lee Delightful whole-grain breads and bagels and Sara Lee Heart Healthy whole-grain breads and bagels, drove brand sales growth for U.S. fresh bakery products in the second quarter.

•	Planned exits from unprofitable non-core businesses and industrywide softness in white bread continued to contribute to U.S. fresh unit volume declines.

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•	New product launches during the quarter, including Sara Lee Heart Healthy Plus breads with added fiber, resulted in a 7% increase in MAP spending for Sara Lee Bakery’s Strategic Investment brand, Sara Lee.

•	Strength in branded toasted bread and non-branded sandwich breads generated positive unit volumes and sales for the European baking business. Profits in the European business also grew in the quarter due to manufacturing performance improvements.

•	Cost savings initiatives, including elimination of production lines, brands, stock-keeping units and direct-store delivery (DSD) routes, continued to generate positive profit effects.

Refrigerated and Frozen

•	Worldwide refrigerated dough sales and profits increased, while volume was comparable to last year.

•	This fiscal year, U.S. customers took more holiday shipments of frozen products in the first quarter than last year. This difference in timing led to lower second quarter sales and volumes versus the prior year.

•	Products launched earlier in the year, such as Sara Lee frozen fruits and cookie dough, led to sales and unit volumes increases for the Australian business in the quarter, while profits declined due to higher employee benefits costs.

•	A positive product category mix shift increased foodservice profits.

BEVERAGE

Second Quarter Highlights

•	Net sales increased, driven by favorable foreign currency exchange rates, higher selling prices and a 46% increase in Senseo sales

•	Senseo delivered strong performance in U.S. machine and pod sales

•	Unit volumes were down, with gains in Brazil more than offset by lower volumes in Europe and the United States

•	Operating segment income decreased, primarily as a result of investment in Senseo in the United States

•	MAP spending was up 22%, primarily due to media advertising for Senseo in the United States

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	Second Quarter		Change		Six Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$888	$821	$67	8.1%	$1,642	$1,513	$129	8.5%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(52)	$52		$—	$(89)	$89

Operating segment income	$115	$123	$(8)	(6.9)%	$221	$221	$—	—%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(10)	$10		$—	$(18)	$18

Unit volume change vs. 2004

	Second Quarter 2005	Six Months 2005
Global unit volume	(2)%	(1)%
Retail	(1)%	0%
Europe	(1)%	(1)%
U.S.	(7)%	(7)%
Brazil	5%	5%
Foodservice	(5)%	(2)%
Europe	(1)%	2%
U.S.	(6)%	(4)%

Retail

•	Strong unit volume gains in the quarter for Senseo in all six European countries where the single-serve coffee innovation is currently marketed could not fully offset volume softness for roast and ground retail coffee in several European countries as a result of retailer price wars and private label competition. Senseo Selection, a new line of three gourmet coffee pod varieties, was launched in the Netherlands during the second quarter. Year-to-date, retail unit volume in Europe is slightly down.

•	Net sales for European retail coffee increased in the quarter, primarily as a result of favorable currency exchange rates and higher prices, while profits rose due to favorable currency effects and lower MAP spending. For the first six months, sales and profits also were up.

•	The U.S. launch of Senseo continued to show the same positive trend as seen during earlier introductions. Senseo was a very popular gift during the holiday season in the United States with weekly machine sales peaking at approximately 43,000 immediately prior to Christmas. Since the spring 2004 launch, nearly 300,000 Senseo coffee makers and more than 1.3 million bags of Senseo coffee pods have been sold to U.S. consumers.

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•	Unit volumes for the U.S. retail coffee brands declined during the second quarter due to strong competition in the category. U.S. retail sales rose, however, driven by incremental sales for Senseo and a price increase implemented at the beginning of the fiscal year to cover higher commodity, distribution and employee benefits costs. Another price increase was announced to the trade at the end of the second quarter. Profits were lower in the quarter primarily due to heavy MAP spending to support Senseo’s U.S. launch. Year-to-date, U.S. retail coffee sales were up, but volume and profits were down.

•	In Brazil, unit volumes and sales for retail coffee were up, helped by media advertising for the Pilão brand. Sales also increased as a result of higher selling prices. Profits were up in the second quarter.

Foodservice

•	Unit volumes for Cafitesse, the liquid coffee concentrate system, increased in both the United States and Europe during the quarter, but could not fully offset volume declines for traditional roast and ground foodservice coffee in these two important markets.

•	Worldwide foodservice coffee sales increased in the second quarter as a result of higher selling prices to cover increased commodity costs, but profits decreased as a result of lower volumes and margins. For the first six months, worldwide foodservice coffee sales and profits were up.

HOUSEHOLD PRODUCTS

Second Quarter Highlights

•	Net sales increased, driven by favorable currency exchange rates and growth in body care, offset by weakness in air care

•	Total core category unit volumes increased as a result of growth in body care, shoe care and insecticides, partially offset by softness in air care

•	Operating segment income was down, due to declines in air care and insecticides

•	MAP spending was up 9%, primarily due to higher promotional spending

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	Second Quarter		Change		Six Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$616	$604	$12	2.1%	$1,183	$1,144	$39	3.5%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(37)	$37		$—	$(69)	$69
Dispositions	—	8	(8)		—	14	(14)

Operating segment income	$102	$103	$(1)	(0.7)%	$178	$170	$8	4.6%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(6)	$6		$—	$(10)	$10
Exit activities and business dispositions	14	—	14		14	(2)	16
Accelerated depreciation	(3)	—	(3)		(6)	—	(6)
Dispositions	—	1	(1)		—	1	(1)

Unit volume change vs. 2004

	Second Quarter 2005	Six Months 2005
Household and Body Care core category unit volumes	1%	(1)%
Body Care	6%	1%
Air Care	(6)%	(7)%
Shoe Care	2%	3%
Insecticides	5%	4%

Household and Body Care

•	Body care sales grew in the second quarter as a result of favorable foreign currency exchange rates and higher sales for the Radox and Duschdas brands. The Radox brand was successfully re-launched in the United Kingdom and effective marketing and promotion programs drove the brand’s sales increase in the quarter. New Duschdas deodorants drove growth for this local German body care brand. Sales for Sanex were up in the quarter, helped by favorable currency and the success of the new Sanex for Men product line in the Netherlands, Belgium and Denmark. The re-launch of the Sanex brand – with a fresh advertising campaign and updated packaging designs – showed good initial results. Year-to-date, body care unit volumes and sales were up.

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•	Air care unit volumes and sales were weak in the second quarter due to strong price competition, softening category trends and a challenging European retail environment. The successful launch of new air care products in Europe earlier this fiscal year, such as Ambi Pur Welcome, an automatic bathroom door air freshener, and Ambi Pur Inspira, a continuous non-electrical air freshener, did not offset declines for more mature air care products. For the first six months of fiscal 2005, air care unit volumes and sales were down.

•	Shoe care unit volumes increased during the second quarter, helped by several new product launches around the world, such as Kiwi Express Cream in China and Spain, Kiwi Express Wipes in the United States, Kiwi Hi-Care Shine in South Africa and Kiwi Sport Express 3-in-1 athletic shoe cleaner gel in Asia. Shoe care sales were up in the second quarter due primarily to favorable foreign currency exchange rates. Year-to-date, shoe care unit volumes and sales were up.

•	Global unit volumes for insecticides rose, driven by higher volumes in Malaysia and India. European unit volumes were lower reflecting the challenging retail environment and unfavorable weather compared to last year. Insecticides sales decreased in the second quarter due to an unfavorable sales mix. For the first half, insecticides unit volumes were up, but sales were flat.

Direct Selling

•	Direct selling sales were flat in the second quarter as growth in several countries, most notably Mexico, was offset by softness in Australia, New Zealand and Japan. Direct selling profits were up slightly due to favorable currency exchange rates and strong results in Mexico. For the first half, direct selling sales and profits were up.

BRANDED APPAREL

Second Quarter Highlights

•	Net sales rose, driven by Champion and Hanes growth and favorable foreign currency exchange rates, partially offset by weak sales in Europe

•	The new C9 by Champion program continues to exceed retail sales expectations

•	Unit volumes grew, driven by U.S. underwear and casualwear shipments

•	Operating segment income increased as a result of increased sales and 15% lower MAP expense, offset by higher cotton costs and investments in customer service and supply chain initiatives

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	Second Quarter		Change		Six Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$1,729	$1,639	$90	5.5%	$3,388	$3,243	$145	4.5%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(48)	$48		$—	$(91)	$91
Acquisitions/dispositions	26	23	3		50	40	10

Operating segment income	$149	$132	$17	12.2%	$289	$259	$30	11.6%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(1)	$1
Exit activities and business dispositions	2	—	2		8	(4)	12
Acquisitions/dispositions	3	(1)	4		6	(1)	7

Unit volume change vs. 2004

	Second Quarter 2005	Six Months 2005
Global unit volume	2%	1%
Intimate Apparel - Global	(5)%	(4)%
U.S.	2%	0%
Europe	(9)%	(7)%
Knit Products - Global	8%	5%
U.S.	9%	6%
Europe	3%	3%
Legwear - Global	3%	3%
Sheer Hosiery	(4)%	(2)%
Socks	13%	8%

Intimate Apparel

•	Global intimate apparel unit volumes decreased 5% in the quarter as gains in the United States were offset by continued weakness in Europe. Volumes for the first half were down 4%.

•	Global intimate apparel sales were up in the quarter as a result of growth in our U.S. intimate apparel business and favorable currency exchange rates. U.S. sales growth was mainly due to growth in shipments to the mass channel, partially driven by retail sales growth of Playtex half-size and 18-hour bras.

•	New intimate apparel products launched in the second quarter include Playtex 18-hour Original Comfort Strap bra with cottony cups and Wonderbra Extravagance convertible halter bra.

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Knit Products

•	Global knit products volumes rose 8% in the second quarter on the strength of a 9% increase in Hanes underwear, a 11% increase in Hanes casualwear, and strong volume for C9 by Champion – the successful athletic wear line exclusively sold at Target that was introduced in late fiscal 2004. Global knit products volumes rose 5% in the first half.

•	Global knit products sales increased due to very strong U.S. retail sales of underwear and casualwear products, partially offset by declines in Europe.

Legwear

•	Global legwear volumes were up 3% in the quarter, consisting of a 13% increase in socks and a 4% decline in hosiery volumes. Volumes for the first half were up 3%.

•	Socks sales rose in the quarter due to increased Champion and Hanes brand sales.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $46 million for the second quarter, an increase of $3 million compared to the year-ago period, resulting from higher net average interest rates. General corporate expenses were $61 million in the second quarter of fiscal 2005 as compared to $80 million in the comparable period of the prior year, primarily due to lower administrative and employee benefits costs.

The effective tax rate was 14.4% for the second quarter of fiscal 2005, compared to 17.9% in last year’s second quarter. During the second quarter of fiscal 2005, the government of the Netherlands passed legislation that will reduce the statutory tax rate on profits from 34.5% to 30.0% by calendar year 2007. The impact of this change reduced the corporation’s deferred tax liability by $24 million and this benefit was recognized in the tax provision in the second quarter of fiscal 2005.

During the second quarter of fiscal 2005, the company did not repurchase any shares of its common stock. Approximately 24 million shares remain authorized by the board of directors for repurchase.

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Exit and Business Disposition Activities

The reported results for the second quarter and first six months of fiscal 2005 and 2004 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated.

The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

	Second Quarter		Six Months
In millions	2005	2004	2005	2004
Cost of sales
Curtailment gain from Bakery workforce reduction	$(10)	$—	$(26)	$—
Accelerated depreciation related to facility closures in:
Bakery segment	3	1	11	2
Household and Body Care segment	3	—	6	—

Selling, general and administrative expenses	1	—	8	1

Charges for (income from):
Exit activities	(1)	1	(4)	14
Business dispositions	(9)	—	(12)	(9)

Impact on income before income taxes	(13)	2	(17)	8

Income taxes	5	(1)	7	(2)

Impact on net income	$(8)	$1	$(10)	$6

The cost recognized in selling, general and administrative expenses in all of the above periods is related to accelerated amortization of Bakery intangible assets being exited.

During the second quarter and first six months of fiscal 2005, the corporation recognized income related to exit activities as a result of completing restructuring activities for amounts more favorable than previously anticipated. Costs related to exit activities in fiscal 2004 were primarily related to plant closures and severance in the Meats business, and a workforce reduction at the corporate office.

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During the second quarter of fiscal 2005, the corporation recognized $21 million in gains as a result of the disposition of trademarks and inventory related to a skin care product line and certain regional packaged meats brands, and amounts received from prior business dispositions. Offsetting these gains were costs associated with evaluating the dispositions of certain other business units.

Income from business dispositions in the first six months of fiscal 2005 also includes amounts received from prior business dispositions. The $9 million of income recognized from business dispositions in the first six months of fiscal 2004 relates to a gain recognized on the disposal of an equity method investment offset in part by a net loss on the disposition of certain branded apparel operations.

Subsequent Event

In January 2005, the corporation disposed of the trademarks, working capital and certain fixed assets related to a line of canned and shelf-stable meat and poultry products for $45 million. This transaction is expected to increase income before income taxes, net income and diluted earnings per share in the third quarter of fiscal 2005 by $30 million, $19 million and $.02, respectively.

Outlook

Sara Lee’s management currently expects diluted EPS for the third quarter of fiscal 2005 to fall within a range of $.29 to $.34, compared to $.47 in the year-ago period. Note that EPS in last year’s third quarter included a $.15 per share gain from the first tobacco payment. The second tobacco payment, which also benefited diluted EPS by $.15 per share, was recognized in the first quarter of fiscal 2005. Management expects the challenging market conditions that affected operations in the second quarter of fiscal 2005, most notably higher raw material costs in Meats and Branded Apparel and a difficult European retail environment, to continue into the third quarter of this year.

All lines of business, except Bakery, are expected to show higher sales in the third quarter of fiscal 2005. Bakery and Meats are expected to show an increase in operating segment income in the third quarter, the latter primarily resulting from a gain on the disposition of the canned and shelf-stable meats business at the beginning of the third quarter.

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Full-year fiscal 2005 diluted EPS are expected to be in a range of $1.46 to $1.56, compared to $1.59 in fiscal 2004. For fiscal 2005, Bakery is expected to show a gain in operating segment income, primarily driven by higher sales from new product activity and ongoing cost reductions. Household Products operating segment income is expected to be flat, with declines due to the challenging European retail environment offset by gains from new product activity, business dispositions and favorable foreign currency exchange rates. Meats operating segment income is expected to be down as a result of the net impact of higher commodity costs. Beverage operating segment income is expected to decline as the company continues to invest in the international rollouts of Senseo. Branded Apparel operating segment income is expected to be down for the year, primarily due to weakness in Europe and investments in customer service and supply chain initiatives.

Webcast

Sara Lee Corporation’s review of second quarter results for fiscal 2005 will be broadcast live via the Internet today at 9 a.m. CST. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Tuesday, Feb. 8, 2005.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “projects” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements.

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Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers decide is necessary to service their consumers; (iv) the impact of volatility in the equity markets and interest rates on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such changes on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring and cost reduction initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) Sara Lee’s ability to increase prices in response to raw material and other cost increases and the impact of such price increases on profitability; (x) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe and the profitability of the corporation’s Meats business; (xi) credit and other business risks associated with customers operating in a highly competitive retail environment; (xii) the corporation’s credit rating issued by the three major credit rating agencies and the impact these ratings have on the corporation’s cost to borrow funds; (xiii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; (xiv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in the United States and other jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the corporation transacts business; and (xv) the continued legality of tobacco products in the Netherlands, Germany and Belgium. In addition, the corporation’s results may also be affected by general factors,

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such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2004, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company manufactures and markets food, beverage, apparel and household products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’ Nuts, Hanes, Playtex, Bali, DIM, Kiwi, Ambi Pur and Sanex.

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Brand Segmentation Strategy Update

Fiscal Year 2005 – Six Months Year-to-Date

Sales by Segment

($ in millions)

	Six Months FY05	Six Months FY04	% Change	Effect of Currency Rate Changes*
Strategic Investment	$1,901	$1,667	14%	$49
Support and Grow	2,646	2,558	3	100
Sustain	2,000	1,987	1	56
Manage for Cash	1,747	1,812	(4)	86

Total Retail	8,294	8,024	3	291
Foodservice/Other	1,535	1,432	7	30
Direct Selling	231	227	2	3

Total	$10,060	$9,683	4%	$324

Strategic Investment Brand Sales

($ in millions)

	Six Months FY05	Six Months FY04	% Change	Effect of Currency Rate Changes*
Sara Lee	$391	$317	23%	$2
Ball Park	111	115	(4)	—
Hillshire Farm	303	290	5	—
Jimmy Dean	202	177	14	—
Senseo	153	98	56	9
Ambi Pur	203	208	(2)	18
Champion	235	169	39	1
Dim	226	215	5	19
Just My Size	77	78	(2)	—

Total	$1,901	$1,667	14%	$49

Retail Sales and MAP Spending – Percent to Total Retail

	Six Months FY05 Sales	Six Months FY05 MAP	Six Months FY04 Sales	Six Months FY04 MAP
Strategic Investment	23%	38%	21%	32%
Support and Grow	32	36	32	39
Sustain	24	19	25	20
Manage for Cash	21	7	22	9

Total Retail	100%	100%	100%	100%

*	In order to calculate FY04 sales on a constant currency basis with FY05 sales, the FY04 sales amounts should be increased by the effect of currency rate changes.

For more information on Sara Lee’s Brand Segmentation Strategy, please refer to the company’s earnings release for the fourth quarter of fiscal 2004. The release is archived in the Newsroom section of the Sara Lee Web site (www.saralee.com) under Corporate News 2004.

Consolidated Statements of Income	Sara Lee Corporation (NYSE)

	Quarters Ended			Years Ended
(In millions, except per share amounts)	January 1, 2005	December 27, 2003	Percent Change	January 1, 2005	December 27, 2003	Percent Change
Net sales	$5,199	$5,017	3.6%	$10,060	$9,683	3.9%

Cost of sales	3,287	3,070		6,356	5,938
Selling, general and administrative expenses	1,495	1,523		2,929	2,988
(Income from) charges for exit activities and business dispositions	(10)	1		(16)	5
Contingent sale proceeds	—	—		(117)	—
Interest expense	70	62		138	132
Interest income	(24)	(19)		(52)	(40)

	4,818	4,637		9,238	9,023

Income before income taxes	381	380	0.1	822	660	24.4
Income taxes	55	68		144	118

Net income	$326	$312	4.4	$678	$542	25.1

Net income per common share
Basic	$0.41	$0.39	5.1	$0.86	$0.69	24.6

Diluted	$0.41	$0.39	5.1	$0.85	$0.68	25.0

Average shares outstanding
Basic	788	792		790	785

Diluted	795	799		796	802

See accompanying Notes to Financial Statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(In millions)	Quarters Ended
	Sales			Operating Income
	January 1, 2005	December 27, 2003	Percent Change	January 1, 2005	December 27, 2003	Percent Change
Sara Lee Meats	$1,119	$1,083	3.3%	$85	$115	(25.8)%
Sara Lee Bakery	848	871	(2.6)	65	55	18.9
Beverage	888	821	8.1	115	123	(6.9)
Household Products	616	604	2.1	102	103	(0.7)
Branded Apparel	1,729	1,639	5.5	149	132	12.2

Total sales and operating segment income	5,200	5,018	3.6	516	528	(2.4)
Intersegment sales	(1)	(1)	(65.4)	—	—	—
Amortization of identifiable intangibles	—	—	—	(28)	(25)	(13.4)
General corporate expenses	—	—	—	(61)	(80)	23.0
Contingent sale proceeds	—	—	—	—	—	—

Total net sales and operating income	5,199	5,017	3.6	427	423	0.6
Net interest expense	—	—	—	(46)	(43)	(5.5)

Net sales and income before income taxes	$5,199	$5,017	3.6%	$381	$380	0.1%

	Years Ended
	Sales			Operating Income
	January 1, 2005	December 27, 2003	Percent Change	January 1, 2005	December 27, 2003	Percent Change

Sara Lee Meats	$2,159	$2,078	3.9%	$147	$216	(31.9)%
Sara Lee Bakery	1,691	1,707	(0.9)	129	95	35.9
Beverage	1,642	1,513	8.5	221	221	—
Household Products	1,183	1,144	3.5	178	170	4.6
Branded Apparel	3,388	3,243	4.5	289	259	11.6

Total sales and operating segment income	10,063	9,685	3.9	964	961	0.3
Intersegment sales	(3)	(2)	(80.0)	—	—	—
Amortization of identifiable intangibles	—	—	—	(62)	(50)	(25.0)
General corporate expenses	—	—	—	(111)	(159)	30.2
Contingent sale proceeds	—	—	—	117	—	NM

Total net sales and operating income	10,060	9,683	3.9	908	752	20.6
Net interest expense	—	—	—	(86)	(92)	6.6

Net sales and income before income taxes	$10,060	$9,683	3.9%	$822	$660	24.4%

See accompanying Notes to Financial Statements.

Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(In millions)	January 1, 2005	July 3, 2004
ASSETS
Cash and equivalents	$883	$638
Trade accounts receivable	2,095	1,882
Inventories	2,791	2,779
Other current assets	354	400
Net assets held for sale	15	—

Total current assets	6,138	5,699

Other non-current assets	185	153
Deferred tax asset	363	275
Property, net	3,272	3,271
Trademarks and other identifiable intangibles, net	2,026	2,024
Goodwill	3,504	3,414

	$15,488	$14,836

LIABILITIES AND EQUITY
Notes payable	$136	$54
Accounts payable	1,432	1,325
Accrued liabilities	3,133	2,927
Current maturities of long-term debt	211	1,070

Total current liabilities	4,912	5,376

Long-term debt	4,487	4,171
Pension obligation	871	871
Other liabilities	1,531	1,395
Minority interest in subsidiaries	77	75
Common stockholders’ equity	3,610	2,948

	$15,488	$14,836

See accompanying Notes to Financial Statements.

Notes to Financial Statements

1.)	Exit and Business Disposition Activities

The reported results for the second quarter and first six months of fiscal 2005 and 2004 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated.

The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

In millions	Second Quarter		Six Months
	2005	2004	2005	2004
Cost of sales
Curtailment gain from Bakery workforce reduction	$(10)	$—	$(26)	$—
Accelerated depreciation related to facility closures in:
Bakery segment	3	1	11	2
Household and Body Care segment	3	—	6	—
Selling, general and administrative expenses	1	—	8	1
Charges for (income from):
Exit activities	(1)	1	(4)	14
Business dispositions	(9)	—	(12)	(9)

Impact on income before income taxes	(13)	2	(17)	8
Income taxes	5	(1)	7	(2)

Impact on net income	$(8)	$1	$(10)	$6

The cost recognized in selling, general and administrative expenses in all of the above periods is related to accelerated amortization of Bakery intangible assets being exited.

During the second quarter and first six months of fiscal 2005, the corporation recognized income related to exit activities as a result of completing restructuring activities for amounts more favorable than previously anticipated. Costs related to exit activities in fiscal 2004 were primarily related to plant closures and severance in the Meats business and a workforce reduction at the corporate office.

During the second quarter of fiscal 2005, the corporation recognized $21 million in gains as a result of the disposition of trademarks and inventory related to a skin care product line and certain regional packaged meats brands, and amounts received from prior business dispositions. Offsetting these gains were costs associated with evaluating the dispositions of certain other business units.

Income from business dispositions in the first six months of fiscal 2005 also includes amounts received from prior business dispositions. The $9 million of income recognized from business dispositions in the first six months of fiscal 2004 relates to a gain recognized on the disposal of an equity method investment offset in part by a net loss on the disposition of certain branded apparel operations.

2.)	Change of Statutory Tax Rate of the Netherlands

During the second quarter of fiscal 2005, the government of the Netherlands passed legislation that will reduce the statutory tax rate on profits from 34.5% to 30.0% by calendar year 2007. The impact of this change reduced the corporation’s deferred tax liability by $24 million, and this benefit was recognized in the tax provision in the second quarter of fiscal 2005.

3.)	Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country.

The contingencies associated with the second tobacco payment passed in July 2004, and the corporation received a cash payment of 95 million euros. This was equivalent to $117 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the first six months of fiscal 2005. This transaction increased diluted EPS for the first six months of fiscal 2005 by $.15 per share.

4.)	Subsequent Event

In January 2005, the corporation disposed of the trademarks, working capital and certain fixed assets related to a line of canned and shelf-stable meat and poultry products for $45 million. This transaction is expected to increase income before income taxes, net income and diluted earnings per share in the third quarter of fiscal 2005 by $30 million, $19 million and $.02, respectively.